Exhibit 99.1

ABERCROMBIE & FITCH CO. PROVIDES FOURTH QUARTER AND FISCAL YEAR OUTLOOK UPDATE

New Albany, Ohio, January 10, 2022: Abercrombie & Fitch Co. (NYSE: ANF) today provided an update on its outlook for the 2021 fiscal year and the fourth quarter of fiscal 2021.

For Fiscal 2021 the company expects:

•Net sales up in the range of 19% to 20% compared to 2020 net sales of $3.125 billion and up 2% to 3% compared to 2019 net sales of $3.623 billion.
•Operating margin of 9% to 10%, in-line with previous outlook, compared with adjusted non-GAAP operating margins of 1.7% and 2.3% in fiscal 2020 and fiscal 2019, respectively.
•Capital expenditures of $90 million to $95 million versus previous outlook of $100M.

For the fourth quarter of Fiscal 2021, the company expects:

•Net sales up in the range of 4% to 6% compared to 2020 net sales of $1.122 billion and flat to down 2% compared to 2019 net sales of $1.185 billion, reflecting ongoing U.S. and digital momentum. Prior outlook of up 3% to 5% to 2019 was impacted by additional unexpected and uncontrollable inventory receipt delays and increased COVID-related impacts and restrictions.
•Gross profit rate to be approximately flat to 2019 levels of 58.2%, in line with previous outlook, reflecting double-digit AUR improvement relative to 2019 and 2020 on reduced depth and breadth of promotions and markdowns, offset by approximately $75 million of freight cost pressure, equating to roughly 650 basis points in gross profit rate, due to rising ocean and air rates and increased air deliveries related to Vietnam factory closures.
•Operating expense, excluding other operating income, to be up low-to-mid single digits from 2019 adjusted non-GAAP operating expense of $565 million, in line with previous outlook, reflecting store occupancy savings due to closures offset by higher fulfillment costs and marketing investments.
•An effective tax rate in the low to mid 20's, compared to previous outlook of low 20s.
•Stock repurchases of at least $125 million pending market conditions and share price, inclusive of approximately $115 million repurchased quarter-to-date.

Fran Horowitz, Chief Executive Officer, said: “I am incredibly proud of how our global teams and partners have continued to execute in the face of ongoing COVID-related disruptions, putting us on track to achieve our highest annual operating income and margin in over a decade. Customers have embraced each brand's unique product, voice and experience. Strong response to our winter and holiday collections, including standout performance in jeans, dresses and sweaters, enabled us to maintain our planned promotional cadence, including reducing the depth of our promotions over the peak Black Friday/Cyber Monday period and throughout December."

"After a strong start to the quarter in inventory receipts and product sell-through, we experienced unexpected inventory receipt slides in key categories due to extended port and transportation delays. As a result, we did not have enough inventory to keep pace with customer demand, resulting in lost sales during the peak holiday selling period. While all brands were impacted, Hollister and Gilly Hicks were slightly harder hit. We believe that, if we had the inventory on-hand, we would have delivered sales within our previous outlook range. Post-holiday, as inventory has landed, we have experienced an acceleration in sales trend. Looking ahead, we expect to minimize the gross margin impact of late deliveries by balancing promotional depth and utilizing pack-and-hold where appropriate."

"As I reflect on the past two years, we have implemented crucial, transformative changes to pivot our business model and strategically position our company and our brands for future growth. From reducing square footage by about 20% compared to 2019, to increasing our digital business to roughly 50% of our sales volume, to refining the purpose and positioning of each of our brands, we believe that our company has never been better positioned to increase shareholder value. I am excited for 2022 and beyond as we further strengthen our role as a leading global omnichannel retailer."

The company will be participating in the virtual ICR XChange Conference to be held on January 10-13, 2022. The company is scheduled to present on Tuesday, January 11, 2022, at 11a.m. Eastern Time. A live webcast of the presentation will be available on the Investor Relations section of the Company's website at corporate.abercrombie.com/investors. Participants should log in approximately 10 minutes prior to the start of the presentation. A replay of the webcast will be available on the website for 90 days following the presentation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, in some cases have affected, and in the future could affect, A&F’s financial performance and could cause actual results for fiscal 2021 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: COVID‐19 has and may continue to materially adversely impact and cause disruption to our business; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits could have a material adverse impact on our business; failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately could have a material adverse impact on our business; our failure to operate effectively in a highly competitive and constantly evolving industry could have a material adverse impact on our business; fluctuations in foreign currency exchange rates could have a material adverse impact on our business; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience could have a material adverse impact on our business; the impact of extreme weather, infectious disease outbreaks, including COVID-19, and other unexpected events could result in an interruption to our business, as well as to the operations of our third-party partners, and have a material adverse impact on our business; failure to successfully develop an omnichannel shopping experience, a significant component of our growth strategy, or failure to successfully invest in customer, digital and omnichannel initiatives could have a material adverse impact on our business; our failure to optimize our global store network could have a material adverse impact on our business; our failure to execute our international growth strategy successfully and inability to conduct business in international markets as a result of legal, tax, regulatory, political and economic risks could have a material adverse impact on our business; our failure to appropriately address emerging environmental, social and governance matters could have a material adverse impact on our reputation and, as a result, our business; failure to protect our reputation could have a material adverse impact on our business; if our information technology systems are disrupted or cease to operate effectively, it could have a material adverse impact on our business; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that could have a material adverse impact on our business; our reliance on our distribution centers makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could have a material adverse impact on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could have a material adverse impact on our business; we rely on the experience and skills of our executive officers and associates, and the failure to attract or retain this talent, effectively manage succession, and establish a diverse workforce could have a material adverse impact on our business; in the past, we have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations could have a material adverse impact on our business; our litigation exposure, or any securities litigation and shareholder activism, could have a material adverse impact on our business; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets which could have a material adverse impact on our business; changes in the regulatory or compliance landscape could have a material adverse impact on our business; and the agreements related to our senior secured asset-based revolving credit facility and our senior secured notes include restrictive covenants that limit our flexibility in operating our business and our inability to obtain credit on reasonable terms in the future could have an adverse impact on our business.

About Abercrombie & Fitch Co.

Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering intimates, loungewear and sleepwear, is designed to give all Gen Z customers their daily dose of happy. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 745 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Mackenzie Gusweiler
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com